Exhibit 10.25

Bitcoin Depot

3343 Peachtree Rd NE Suite 750

Atlanta, GA, 30326

678-435-9604

Bitcoindepot.com

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into between Bitcoin Depot Operations, LLC, a Georgia Limited Liability Company (“Employer”) and (“Employee”) (collectively, the “Parties”), this 17th day of November 2025. Employer and Employee, intending to be legally bound, agree as follows:

1.
Title. Subject to the terms and conditions set forth in this Agreement, Employer agrees to hire Employee on an at-will basis, for the position of Chief Operating Oﬃcer (COO). This Agreement creates the relationship of employer and employee and nothing in this Agreement shall be construed to create the relationship of a partnership or joint-venture between Employer and Employee. Employee acknowledges and agrees that Employee does not own an interest, whether direct or indirect, legal or equitable, in Employer and Employee is not a member or manager of Employer. Employee acknowledges that he is required to submit to a background check and drug screening as a condition of Employment and Employee will provide Employer with all information and documents Employer may require to complete said background check and drug screening.

2.
Duties and Responsibilities. Employee shall be responsible for performing such duties as Employer shall assign to Employee from time to time during the term of Employee's employment. It is anticipated that Employee's duties will be focused on taking ownership of core operational and product-related P&L components while driving the strategic vision for Product Management. The COO will be responsible for leading and optimizing key operational functions such as Customer Service, Logistics, Field Operations, and Marketing, and for negotiating high-impact strategic partnerships to ensure the company's eﬃciency, scalability, and adherence to regulatory requirements as a public company. Employee agrees to travel up to 25% of the time as needed.

3.
Work for Hire. Employer is entitled to ownership of Employee’s work product produced during the term of Employee’s employment with Employer. All copyrights, trade secrets, trademarks, service marks, intellectual property rights, processes, software or Conﬁdential Information (as that term is deﬁned in the Non-Disclosure Agreement attached hereto as Exhibit “A”) associated with any ideas, concepts, techniques, processes, software or works of authorship developed or created by Employee during the course of his employment shall be deemed to be “work made for hire” and shall belong exclusively to Employer. Employee automatically assigns to the Employer, at the time of the creation or development of such work product, all copyright or intellectual property rights in such work product and all right, title and interest in said work product. Employee shall execute and deliver to Employer all assignments or other instruments as may be requested by Employer in order to evidence the assignment of such rights.

4.
Compensation. Employer shall pay Employee the following compensation:

A.
Base Salary. Employer agrees to pay employee an annual salary in the amount of

$300,000. Employee’s base salary shall be paid in accordance with the Employer’s regular payroll practices in effect from time to time, but not less frequently then in monthly installments.

B.
Discretionary Bonus. Employee shall be eligible for an annual Discretionary Bonus, the basis of which can be amended from time to time at the Company’s sole discretion. Any bonus payment is entirely discretionary and is dependent upon a range of factors including, but not limited to, the Company’s and Employee’s annual performance. The amount of the Discretionary Bonus paid in one year, if any, shall not be indicative of any future year Discretionary Bonus amount, even if paid over consecutive years and without express reservation. The Discretionary Bonus shall be determined in the absolute discretion of the Company’s CEO & President at the end of the Company’s ﬁscal year and shall be paid no later than 90 days following the end of the Company’s ﬁscal year. Employee shall be eligible for a bonus of up to $100,000 prorated in the ﬁrst year based on start date

Bonus payment is subject to the Employee's continued employment with Employer through the end of the calendar year in which the bonus is earned.

C.
Prospective RSU Award. Subject to approval by the Board of Directors and your execution of all required documentation (including, but not limited to, the Restricted Stock Agreement), you will be eligible for an annual award of Restricted Stock Units (RSUs) equal to 37,500 units. If the applicable conditions are met, the award will be granted in accordance with standard company policy half will be time-based and vest over three years, with 1/3rd of the award vesting each year the other half will be subject to performance targets for the company based on adjusted EBITDA growth leads subject to all applicable terms and conditions and your continued employment with Bitcoin Depot Operations, LLC.

5.
Paid Time Off. Employee will be entitled to ﬁfteen (15) days Paid Time Off (PTO) in accordance with the Employer’s Paid Time Off Policies as amended from time to time.

6.
Health Insurance. Employee shall be entitled to participate to the fullest extent permitted by any applicable program guidelines and Federal and State Law, in any health, dental or vision plan adopted from time to time by Employer upon the same basis and upon meeting the same eligibility requirements as other similarly situated employees. Employee will be eligible for insurance coverage the ﬁrst day of the month from Date of Hire. Employer shall have no obligation to furnish such beneﬁts to Employee if Employee fails to qualify for such coverage in a standard issue policy. All beneﬁts and eligibility requirements are at the sole discretion of Employer and subject to change at the sole discretion of the Employer.

7.
Expenses. Employee is entitled to reimbursement of certain expenses in accordance with Employer’s Expense Policies as amended from time to time.

8.
Employee Handbook. The terms and policies contained in this Employment Agreement may be modiﬁed from time to time by Employer’s adoption of an employee handbook and any revisions or modiﬁcations to the employee handbook. The Employee will be bound by the terms of the employee handbook upon receipt of the employee handbook. In the event of a conﬂict between the employee handbook and this Employment Agreement, the terms of the employee handbook shall control except for any restrictive covenants incorporated into the Employment Agreement.

9.
Non-Disclosure, Non-Solicitation and Covenant not to Compete. The Parties agree that Employer has legitimate business interests justifying restrictive covenants. In consideration of Employee’s employment with Employer, the Parties shall execute the Non-Disclosure Agreement attached hereto as Exhibit “A” and the Covenant Not to Compete, Non-Solicitation and Non-Recruitment Agreement attached hereto as Exhibit “B”.

10.
Code Section 409A. All payments that may be made and beneﬁts that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treas. Reg. §1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. For purposes of determining the timing of any payment made pursuant to this Agreement, a separation from service or a termination of employment means a “Separation from Service” within the meaning of Code Section 409A and the regulations and other published guidance thereunder (including Treas. Reg. §1.409A-1(h)). None of the payments under this Agreement are intended to result in the inclusion in Employee's federal gross income on account of a failure under Section 409A(a)(1) of the Code. The Parties intend to administer and interpret this Agreement to carry out such intentions.

However, Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Employee’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

11.
Withholding. Notwithstanding anything else herein to the contrary, Employer may withhold from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.

12.
Severance Upon Termination of Employment by Employer Without Cause. Employer agrees to pay Employee certain severance monies in the event that Employer terminates the employment relationship without cause. Termination with cause includes but is not limited to termination based on any of the following grounds: (1) poor performance, which shall mean Employee’s failure to satisfactorily perform Employee’s job duties, as shall be determined in the sole and absolute discretion of Employer’s Chief Operating Oﬃcer, Scott Buchanan; (2) violation of Employer’s policies; (3) fraud, misappropriation, embezzlement or acts of similar dishonesty; (4) conviction of a felony; (5) misconduct that may subject Employer the criminal or civil liability; and/or (6) breach of any of the material terms of this Agreement. Employee shall not be entitled to any severance monies if Employee terminates the employment relationship for any reason. Severance monies owed to Employee, if any, shall be determined based on Employee’s service time as follows:

A.
Service Time of Less Than One Year. If Employer terminates the employment relationship without cause and Employee has worked for Employer for less than one full year, Employee shall be entitled to severance monies equivalent to twenty-ﬁve percent (25%) of Employee’s annual base salary.

B.
Service Time of One Year But Less Than Two Years. If Employer terminates the employment relationship without cause and Employee has worked for Employer for at least one full year but less than two years, Employee shall be entitled to severance monies equivalent to ﬁfty percent (50%) of Employee’s annual base salary.

C.
Service Time of Two Years or More. If Employer terminates the employment relationship without cause and Employee has worked for Employer for at least two full years, Employee shall be entitled to severance monies equivalent to seventy-ﬁve percent (75%) of Employee’s annual base salary.

13.
Application of Georgia Law; Forum Selection. This Agreement is governed and construed exclusively by its terms and by the laws of the State of Georgia. The Parties submit to the exclusive jurisdiction of the federal and state courts located within Fulton County, Georgia, and any claims against the Employer shall be ﬁled in within any court, arbiter or tribunal located in Fulton County, Georgia

14.
Mandatory Mediation. Employer and Employee shall participate in a conﬁdential mediation with a third-party neutral prior to the commencement of any action, claim, arbitration, proceeding, or lawsuit. The mediation will be held in Fulton County, Georgia, and the parties will each be responsible for half of the expenses of the mediation. Except for any action to enforce Employer’s restrictive covenants, mediation shall be a condition precedent to the commencement of any action, claim, arbitration, proceeding or lawsuit, and the failure to satisfy this condition will authorize the non-breaching party to obtain an immediate stay of the action, claim, arbitration, proceeding or lawsuit until such mediation occurs. The stay includes, but is not limited to, the obligation to respond to and participate in discovery, and the Parties agree to waive and suspend any statutory requirement, rule or the obligation to serve discovery responses or responsive pleadings until at least thirty (30) days after the mediation has occurred.

15.
Waiver of Class Actions. Employee waives any right to participate in a class action lawsuit against Employer. Employer and Employee agree that no class action lawsuit or class action claim of any type may be pursued by or on behalf of Employee or ordered by a Court and, in addition, that there shall be no joinder of parties for claims against Employer. Any claims must be brought in an a individual capacity and not as a plaintiff or class member in any purported class or representative proceeding and no court may consolidate more than one person’s claim, and may not otherwise preside over any form of representative or class proceeding. The Parties understand and agree that this waiver of jury trials and class actions applies to all past, present and future claims, whether known or unknown by the Parties.

16.
Arbitration. All claims by Employee or Employer which cannot be resolved informally shall be resolved by binding arbitration conducted by a single arbitrator under the current applicable rules, procedures and protocols of JAMS, Inc. (JAMS)(www.jamsadr.com)(as amended) or the American Arbitration Association (AAA)(www.adr.org)(as amended). The Parties agree that if JAMS or AAA are unable to unwilling to arbitrate the matter, the parties will agree upon a single arbitrator with a nationally or recognized arbitration ﬁrm to arbitrate the matters. Claims to be resolved by binding arbitration include, but are not limited to (1) all claims directly or indirectly related to the signing of this arbitration agreement, the validity and scope of this arbitration agreement, or any attempt to set aside this arbitration agreement, (2) all federal or state law claims related directly or indirectly to this contract, and/or any past agreement or agreements between Employee and Employer ; (3) all counterclaims, cross-claims and third-party claims;

(4) all common law claims of any kind including claims based upon contract, tort, negligence, fraud or other intentional tors; (5) all claims based upon a violation of any state or federal constitution, statute or regulation; (6) all claims asserted by Employee individually against Employer and/or any of Employer’s employees, agents, directors, oﬃcers, shareholders, managers, members, parent company or aﬃliated entities, including any claims for monetary or injunctive relief; (7) all claims asserted on Employee’s behalf by another person; (8) all claims asserted by or on behalf of Employee as a private attorney general against Employer or its aﬃliated entities, and/or (9) all claims arising under or related to this contract, any communications sent or received by and between Employee and Employer or any claim arising from or related to Employee’s relationship with Employer and its aﬃliated entities regardless of whether or not set forth above. If the dispute falls within the jurisdiction of a small claims court the claimant may, at its option, choose to arbitrate or ﬁle a small claims action. Any appeal of a judgment from a small claims court shall be resolved by arbitration as provided herein.

Binding arbitration means that Employee waives: (1) any right to a jury trial; (2) any right to bring a lawsuit in a court (other than a small claims court as described above); and (3) any right to seek relief in any other forum or from any other agency. Any claim not decided by a small claims court will be decided by an arbitrator selected as set forth immediately above. Employer and Employee agree that binding arbitration provides a simple, cost eﬃcient method to resolve disputes quickly. Employer and Employee agree that no class action lawsuit or class action arbitration of any type may be pursued by or on behalf of Employee or ordered by a Court or arbitrator and, in addition, that there shall be no joinder of parties, except for joinder of parties to the transaction covered by this Contract. By agreeing to binding arbitration, Employer and Employee waive any right to bring or participate in a class action lawsuit or class action arbitration regarding any claim. Any claims must be brought in an a individual capacity and not as a plaintiff or class member in any purported class or representative proceeding and the arbitrator may not consolidate more than one person’s claim, and may not otherwise preside over any form of representative or class proceeding. The Parties understand and agree that this arbitration clause applies to all past, present and future claims, whether known or unknown by the Parties.

Employer may demand arbitration by sending written notice to the Employee at last known address provided by the Employee to Employer. Employee may demand arbitration by sending written notice to Employer at 2870 Peachtree Rd NW #327 Atlanta, GA. The arbitration shall be held in Fulton County, Georgia or in such other convenient location as the Employee and Employer may agree. The arbitration may be held by telephone, videoconference or upon written submissions upon the request of the Employee. Unless the arbitrator’s award or controlling law speciﬁcally provides otherwise, Employee and Employer will each be responsible for its own attorneys’ fees and other expenses. Unless the arbitrator’s award or controlling law speciﬁcally provides otherwise, the parties will each be responsible for half of the ﬁling, administrative, hearing and arbitrator’s fees associated with arbitration. The arbitrator may award any form of individual relief including injunctive relief. The arbitrator’s award may be ﬁled with and enforced by any court having jurisdiction. This arbitration agreement is made in connection with interstate commerce and shall be governed by the Federal Arbitration Act (FAA), but if for any reason the FAA does not apply, the arbitration agreement shall be governed by the laws of the State of Georgia.

17.
Limitation on Actions. To the extent allowed by law, Employee agrees and understands that any legal action against Employer or Employer’s members must be instituted within one year of the date any claim or cause of action arises and that any action ﬁled after one year from such date shall be time barred as a matter of law.
18.
Provisions Severable. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

19.
Construction of Agreement. The parties represent and warrant to each other that they are fully aware of the terms contained in this Agreement and have voluntarily and without coercion or duress of any kind entered into this Agreement. This Agreement is the result of arms-length negotiations between Employer and Employee. Accordingly, neither party shall be deemed to be the author of the Agreement nor will the Agreement be construed against either party.

20.
Entire Agreement. This Agreement, the Non-Disclosure Agreement, and the Covenant Not to Compete, Non-Solicitation and Non-Recruitment Agreement contain the entire agreement between the parties pertaining to the terms of Employee’s employment, non-competition, trade secrets and conﬁdential documents and information of the Company and its aﬃliates and supersedes any previous employment agreements or offer letters and any oral agreements, understandings or correspondence relating to Employee’s employment with the Employer[, including [insert reference to former employment agreement]. No modiﬁcation of this Agreement shall be binding upon the parties unless the same is in writing signed by the respective parties unless said modiﬁcation is contained in Employer’s employee handbook which may be amended from time to time

Exhibit “A”

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this “Agreement”) is made and entered into as of the 17th day of November 2025, by and between Bitcoin Depot Operations, LLC (“Employer”) and (“Employee”) (collectively, the “Parties”). While employed by Employer, Employee will obtain customer contacts, customer information, methods of operation, personnel data, and Conﬁdential Information of Employer. Employer has legitimate business interests justifying restrictive covenants and in consideration of Employee’s employment with Employer, the Parties agree as follows:

“Conﬁdential Information” means data and information: (A) relating to the business of Employer and its aﬃliates, regardless of whether the data or information constitutes a trade secret as that term is deﬁned in O.C.G.A. § 10-1-761; (B) disclosed to Employee or of which Employee became aware of as a consequence of Employee's relationship with Employer and its aﬃliates; (C) having value to Employer and its aﬃliates; (D) not generally known to competitors of Employer and its aﬃliates; and (E) which includes trade secrets, methods of operation, names of customers, price lists, ﬁnancial information and projections, route books, personnel data, and similar information, provided, however, that “Conﬁdential Information” does not mean data or information (1) which has been voluntarily disclosed to the public by Employer or its aﬃliates, except where such public disclosure has been made by Employee without authorization from Employer or its aﬃliates; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.

All Conﬁdential Information must be retained in strict conﬁdence by Employee. Employee shall use Conﬁdential Information only for purposes authorized by Employer or its aﬃliates. Employee shall not disclose Conﬁdential Information to: (1) any other person employed by Employer or its aﬃliates unless disclosure is necessary to accomplish Employee’s duties and responsibilities to Employer or its aﬃliates or (2) to any third-party. Employee shall not copy or reproduce Conﬁdential Information without Employer’s express permission.

Any derivatives of Conﬁdential Information whether created by Employer and its aﬃliates or Employee, remain the sole property of Employer. Employee shall take all actions necessary to protect Conﬁdential Information against any unauthorized disclosure, publication or use. Employee shall immediately notify Employer of any unauthorized disclosure, publication or use of Conﬁdential Information. Within twenty-four (24) hours following Employer’s written request, Employee shall return to Employer all copies, including electronic copies, of Conﬁdential Information in the possession of Employee.

Employee’s obligations under this Agreement remain in effect for so long as the Conﬁdential Information remains conﬁdential or a trade secret.

If any provision of this Agreement is determined by an arbiter, third-party mediator or court having jurisdiction to be unenforceable to any extent, the rest of that provision and of this Agreement will remain enforceable to the fullest extent permitted by law.

Time is of the essence of this Agreement. This Agreement will be construed under the laws of the State of Georgia. Any action seeking to enforce this Agreement may be brought in the Superior Court of Fulton County, Georgia and Employee consents to the jurisdiction and venue of said court.

Any violation of the restrictive covenants in this Agreement would cause irreparable damage to Employer and monetary damages would provide inadequate remedy to Employer. Employer will be entitled to seek temporary and permanent injunctive relief to prohibit additional violations of the restrictive covenants in this Agreement in addition to seeking any award of damages for such violation.

Exhibit “B”

COVENANT NOT TO COMPETE, NON-SOLICITATION AND NON-RECRUITMENT AGREEMENT

This Covenant Not To Compete, Non-Solicitation, and Non-Recruitment Agreement (this “Agreement”) is made and entered into this 17th day of November, 2025 by and betweenBitcoin Depot Operations, LLC (“Employer”) and (“Employee”) (collectively, the “Parties”). Employee hereby acknowledges that Employee will, by virtue of Employer's investment of time, training, money and trust, will gain a high level of reputation and public persona as Employer's representative. Employee further acknowledges that he has specialized skills, learning and abilities and that he will enhance those skills by virtue of working with Employer. Employer and Employee agree that Employee shall be a "key employee" of Employer and that Employer has legitimate business interests justifying restrictive covenants. In consideration of Employee’s employment with Employer, the Parties agree as follows:

I.
Deﬁnitions.

“Competitor” means any person or entity that offers or provides Competitive, Activities, Services and Products.

“Competitive Activities, Services and Products” means virtual currency activities, services and products that are the same or similar to the activities, products or services of the type conducted, authorized, offered or provided by Employer within nine months prior to Termination.

“Restricted Territory” is deﬁned as any territory where Employee is working at the time of Termination; any sales territory Employee manages or works within nine months of Termination; or any county in which Employer operates a virtual currency ATM.

“Particular Competitor” means BitQuick, LibertyX, Coinﬂip, Coincloud, Coinsource, Rockitcoin, Bitcoin of America, Paydepot, Digitalmint, National Bitcoin ATM, Localcoin, InstaCoin, Honey Badger, FlexePin, Powercoin, Bitstop, Genesis Coin, General Bytes, Bitaccess, Bytefederal, Cryptobase, Lamassu, Bitcoin Well, HODL Digital Services, Coinsquare, B4U Financial and any successor in interest to said Particular Competitors.

“Termination” means the termination of Employee's employment with Employer, whether with or without cause, upon the initiative of either Party.

II.
Covenant Not to Compete.

During the Employee’s employment with Employer and for a period of nine-months measured from the date of Termination, Employee shall not provide, offer or participate in Competitive Activities, Services and Products within the Restricted Territory whether directly or indirectly, or as principal, agent, employee, employer, oﬃcer, trustee, partner, owner, shareholder, member, contractor, consultant, or in any other individual or representative capacity.

During Employee’s employment with Employer and for a period of nine-months measured from the date of Termination, Employee shall not work for, be employed or hired by a Competitor or Particular Competitor within the Restricted Territory and Employee shall not directly or indirectly, engage or invest in, own, manage, operate, ﬁnance, control or participate in the ownership, management, operation, ﬁnancing or control of, be associated with or in any manner connected with, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to any Competitor within the Restricted Territory.

III.
Non-Solicitation of Customers.

During Employee’s employment with Employer and for a period of nine-months measured from the date Termination, Employee agrees not to solicit or attempt to solicit, directly or by assisting others, any business from any of Employer’s customers, including actively seeking prospective customers with whom

Employee had material contact during his term of employment for the purposes of providing Competitive Activities, Services and Products. Employee further agrees not to cause or attempt to cause any of Employer’s customers, including actively seeking prospective customers, with whom Employee had material contact, to refrain from patronizing the Employer in whole or in part during Employee’s employment and for a period of nine-months measured from the date of Termination.

IV.
Non-Recruitment of Employees.

During Employee’s employment with Employer and for a period of nine-months measured from the date of Employee’s Termination, Employee agrees not to directly or indirectly, alone or in any capacity, solicit or in any manner attempt to solicit any person or persons employed by agents contracted with Employer with whom Employee had material contact during his term of employment for purposes of engaging or providing the same similar services to a Competitor or Particular Competitor.

V.
Miscellaneous.

A.
Time. Time is of the essence of this Agreement. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and Employee is not enjoined from breaching any of the restrictive covenants, then if a court of competent jurisdiction ﬁnds that the challenged restrictive covenant is enforceable, the time periods will be deemed tolled upon the ﬁling of the lawsuit challenging the enforceability of this Agreement until the dispute is ﬁnally resolved and all periods of appeal have expired.

B.
Severability. If any provision of this Agreement is determined by an arbiter or court having jurisdiction to be unenforceable to any extent, the rest of that provision and of this Agreement will remain enforceable to the fullest extent permitted by law. Before any provision is determined to be unenforceable, the Parties direct any arbiter or court having jurisdiction to modify any provision to the extent necessary to modify the unenforceable term to grant the relief reasonably necessary to protect Employer’s legitimate business interests and to achieve the intent of the parties to the extent possible.

C.
Heirs, Successors and Assigns. Each and every term in this Agreement will be binding upon and inure to the beneﬁt of the Parties and to the extent permitted by this Agreement, to their respective heirs, legal representatives, successors and assigns.

D.
Governing Law. This Agreement will be construed under the laws of the State of Georgia. Any action seeking to enforce this Agreement may be brought in the Superior Court of Fulton

County, Georgia and the Employee consents to the exclusive jurisdiction and venue of said court.

E.
Irreparable Harm. Any violation of the restrictive covenants in this Agreement would cause irreparable damage to Employer and monetary damages would provide inadequate remedy to Employer. Employer will be entitled to seek temporary and permanent injunctive relief to prohibit additional violations of the restrictive covenants in this Agreement in addition to seeking any award of damages for such violation.

F.
Voluntary Agreement. The Parties represent and warrant to each other that they may be or are represented by legal counsel of their choice, are fully aware of the terms contained in this Agreement and have voluntarily and without coercion or duress of any kind entered into this Agreement. Accordingly, neither party shall be deemed to be the author of the Agreement nor will the Agreement be construed against either party.

G.
Estoppel Certiﬁcate. Employee acknowledges and represents that Employee will be a "key employee" of Employer; that Employee will regularly solicit customers and engage in sales for Employer; that Employer has a primary duty of managing Employer’s enterprise; that Employer will customarily and regularly direct the work of two or more other employees; and Employee will be given particular weight as to the status of other employees; that Employer has legitimate business interests justifying and enforcing these restrictive covenants; Employer has and will invest time, training, money, trust, exposure to business relationships during Employee’s term of employment; and that Employer is relying upon Employee’s representations in offering employment to Employee. Therefore, Employee will be estopped to deny the representation contained herein.This 17th day of November, 2025.